ITEM 77Q


     At a meeting of the Board of Directors of Mathers Fund, Inc.
held on February 9, 1998, the following resolutions were unanimously adopted:


     RESOLVED, that, subject to the approval of the stockholders of the corporation, Article IV, Section 7(c) of the corporation's By-laws and the fundamental policy of the corporation each of which currently prohibits the sale of securities short (except for the purchase or sale of stock index futures contracts and options on such contracts) be, and each hereby is, amended, in the case of Section 7(c), by deleting the entirety of Section 7(c) (i.e., the phrase "(c) effect a short sale of any security (except that the corporation may purchase and sell stock index futures contracts and options on such contracts)"), and in the case of such fundamental policy, by deleting the phrase "sell securities short (except that the Fund may purchase and sell stock index futures contracts and options on such contracts)".

     FURTHER RESOLVED, that, subject to the approval of the stockholders of the corporation, Article IV, Section 7(a) of the corporation's By-laws and the fundamental policy of the corporation each of which currently prohibits the purchase of securities on margin (except for the making of margin payments in connection with the purchase or sale of stock index futures contracts and options on such contracts) be, and each hereby is, amended, in the case of Section 7(a), to read "(a) purchase any security on margin (except that the corporation may make margin payments in connection with transactions in stock index futures contracts and options on such contracts and in connection with short sales of securities), except such short-term credits as are necessary for the clearance of transactions", and in the case of such fundamental policy, to read: "purchase securities on margin (except that the Fund may make margin payments in connection with transactions in stock index futures contracts and options on such contracts and in connection with short sales of securities)".

     FURTHER RESOLVED, that, subject to the approval of the stockholders of the corporation, the fundamental policy of the corporation which currently prohibits borrowing money, issuing senior securities or the pledge of any of the corporation's assets (collateral arrangements with respect to margin for stock index futures contracts and options on such contracts not being considered a pledge of assets for this purpose) be, and hereby is, amended to read: "borrow money or issue senior securities, except for temporary bank borrowings (not in excess of 5% of the value of its assets) for emergency or extraordinary purposes, or pledge any of its assets (collateral arrangements with respect to margin for stock index futures contracts and options on such contracts and with respect to short sales of securities not being considered a pledge of assets for this purpose), except to secure such borrowings and only to an extent not greater than 10% of the value of the Fund's net assets".

     FURTHER RESOLVED, that, subject to the approval of the stockholders of the corporation of the preceding resolutions, (i) the corporation's primary investment objective of "capital appreciation over the long term principally through investment in common stocks" be, and hereby is, amended and restated to be "capital appreciation over the long term"; and the word "primary" be, and hereby is, deleted in the designation of such phrase as the corporation's investment objective, and (ii) the statement in the corporation's Prospectus that "[c]urrent income is a secondary consideration in the selection of equity investments" shall be deleted and shall not be considered a secondary investment objective of the corporation.

     FURTHER RESOLVED, that, subject to the approval by the stockholders of the corporation of the second, third and fourth preceding resolutions, the following be, and hereby is, adopted as a non-fundamental policy of the corporation:

               "The corporation will not sell any
          securities short if immediately thereafter the market value of all securities sold short by the Fund would exceed 30% of the value of the Fund's net assets, and the Fund will not sell securities of any single issuer short if immediately thereafter the market value of the securities of that issuer that have been sold short by the Fund would exceed 3% of the value of the Fund's net assets or if the securities sold short would constitute more than 2% of any one class of the issuer's outstanding securities."


     FURTHER RESOLVED, that subject to the election of Messrs. Hedrich, Kohnen and Vance and Ms. Morrissy as directors of the corporation and effective as of the time of such election, the first sentence of Article II, Section 1 of the By-laws of the corporation be, and it hereby is, amended to read as follows:

               "The number of directors of the
          corporation shall be nine."